Exhibit 10-G
SUMMARY COMPENSATION SHEET

The following summarizes certain compensation decisions taken by the Compensation Committee (the "Committee") and/or the Board of Directors ("Board") of Shoe Carnival, Inc. (the "Company"), with respect to the compensation of the Company’s named executive officers and directors.

1.  2012 Base Salary

The Committee increased the base salaries of all of the Company's named executive officers to keep each of their respective salaries competitive.  The following base salaries are effective for the Company’s named executive officers for fiscal 2012:

Name	Title	Base Salary

Mark L. Lemond	President and Chief Executive Officer	$810,000

Timothy T. Baker	Executive Vice President - Store Operations	$455,000

W. Kerry Jackson	Executive Vice President - Chief Financial Officer and Treasurer	$465,000

Clifton E. Sifford	Executive Vice President - General Merchandise Manager	$480,000

Kathy A. Yearwood	Senior Vice President – Controller and Chief Accounting Officer	$205,000

2.  Grants of Restricted Stock and Stock Options

The Committee approved grants of restricted stock to all of the Company's named executive officers and other key personnel under the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan.  Grants to the Company's named executive officers were as follows:

Name	Shares Awarded
Mark L. Lemond	25,000
Timothy T. Baker	17,000
W. Kerry Jackson	17,000
Clifton E. Sifford	17,000
Kathy A. Yearwood	5,500

The restricted shares will vest upon the achievement of specified levels of annual earnings per diluted share during a six-year period.

3.  Annual Incentive Compensation for Fiscal 2012

The Committee established the performance criteria and targets for the fiscal 2012 bonus payable in fiscal 2013 under the Company's 2006 Executive Incentive Compensation Plan.  The performance criterion is operating income before bonus expense.  Subjective factors based on an executive's individual performance can reduce an executive's bonus.  As Chief Executive Officer, Mr. Lemond's bonus target is 80% of his salary but he can earn up to 125% of his salary if all performance targets are met.  The bonus target for Messrs. Baker, Jackson, and Sifford is 60% of their salary but they can earn up to 100% of their salary if all performance targets are met. The bonus target for Ms. Yearwood is 40% of her base salary but she can earn up to 60% of her salary if all performance targets are met.

4.  Director's Compensation

The Company pays to non-employee Directors an annual retainer of $20,000.  The Chairman of the Audit Committee receives additional annual compensation of $7,500.  The Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee receive additional annual compensation of $5,000 and the Lead Director receives additional annual compensation of $2,000.

Non-employee Directors receive a per meeting fee of $1,000 for each meeting of the Board and the accompanying committee meetings attended and $1,000 for each committee meeting attended in person in which the full Board does not meet.  If the committee meeting is attended by conference call, the non-employee Directors receive $750.  The Company reimburses all Directors for all reasonable out-of-pocket expenses incurred in connection with meetings of the Board.

Non-employee Directors will annually receive restricted shares valued at $17,500 as of the date of grant under the Company's 2000 Stock Option and Incentive Plan.  The restrictions on the shares lapse on January 2nd of the year following the year in which the grant was made.